P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
January 24, 2013		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.12 per common share payable on February 19, 2013, to common shareholders of record on February 4, 2013.
Based on 10.7 million common shares currently outstanding, the dividend declared represents a payout of approximately $1.3 million, or 33.2% of Peoples' reported fourth quarter 2012 earnings. This quarterly dividend also produces an annualized yield of 2.31% based on the closing stock price of Peoples' common shares of $20.75 on January 23, 2013. Including this dividend, the total dividends declared with respect to 2012 earnings were $0.46 per common share, up 12% from the $0.41 per common share declared with respect to 2011 earnings.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 47 locations and 43 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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